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                                  July 31, 2000

                                                                       EXHIBIT 5



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      RE: INSIGHT ENTERPRISES, INC. 1998 LONG-TERM INCENTIVE PLAN AND 1999 BROAD BASED EMPLOYEE STOCK OPTION PLAN

Dear Ladies and Gentlemen:

      We have acted as counsel to Insight Enterprises, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, relating to the registration of 3,600,000 shares of its Common Stock, $.01 par value (the "Shares"), issuable pursuant to the Company's 1998 Long-Term Incentive Plan and its 1999 Broad Based Employee Stock Option Plan (collectively the "Plans").

      In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company.

      Based on the foregoing, we are of the opinion that:

      1. The Company has been duly organized and is validity existing as a corporation under the laws of the State of Delaware.

      2. The Shares, when issued and sold in accordance with the terms of the Plans, will be validity issued, fully paid, and nonassessable.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    Snell & Wilmer